Exhibit 5.1

October 15, 2024

Alpha Cognition Inc.

c/o 1200 – 750 West Pender Street

Vancouver, BC V6C 2T8

Dear Sirs and Mesdames:

Re:	Alpha Cognition Inc. (the “Company”) Registration Statement on Form S-8

We have acted as counsel to the Company in the Province of British Columbia in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) filed with the U.S. Securities and Exchange Commission on or about October 15, 2024. The Registration Statement registers 34,711,915 common shares of the Company (the “Plan Shares”), issuable under Company’s 2022 Stock Option Plan and 2023 Stock Option Plan (the “Plans”).

The opinions expressed herein relate only to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and we express no opinion as to any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein as such laws exist and are construed as of the date hereof (the “Effective Date”). Our opinion does not take into account any proposed rules or legislative changes that may come into force following the Effective Date and we disclaim any obligation or undertaking to update our opinion or advise any person of any change in law or fact that may come to our attention after the Effective Date.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company’s Articles of Incorporation; (c) the Company’s Notice of Articles; (d) the Plans; (e) certain records of the Company’s corporate proceedings as reflected in its minute books; and (f) such statutes, records, agreements, certificates and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies thereof, and the truthfulness of the statements and representations contained therein. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the Plan Shares, when issued pursuant to the terms of the Plans, and assuming the Company receives full payment therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references to this firm included in or made a part of the Registration Statement.

Yours truly,

/s/ MORTON LAW LLP
MORTON LAW LLP

Suite 1200 – 750 West Pender Street, Vancouver, B.C. V6C 2T8 ● Website: www.mortonlaw.ca
Telephone: 604.681.1194 ● Facsimile: 604.681.9652